UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 17, 2008

Staples, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-17586	04-2896127
(State or Other Juris- diction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

Five Hundred Staples Drive, Framingham, MA		01702
(Address of Principal Executive Offices)		(Zip Code)

508-253-5000

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events

On July 17, 2008, Staples and its wholly owned subsidiary, Staples Acquisition B.V. (“Staples Acquisition”), announced the successful completion of the previously announced cash tender offer (the “Note Offer”) for all of the outstanding 8.25 percent senior subordinated notes due July 1, 2014 (the “2014 Notes”) and 7.875 percent senior subordinated notes due March 1, 2015 (the “2015 Notes”) of Corporate Express U.S. Finance Inc. (formerly known as Buhrmann U.S. Inc.).  The Note Offer was made in connection with Staples’ acquisition of Corporate Express N.V. (“Corporate Express”).

A total of $150.0 million of the 2014 Notes and related consents (representing 100% of the outstanding 2014 Notes) and $150.0 million of the 2015 Notes and related consents (representing 100% of the outstanding 2015 Notes) were tendered prior to the expiration of the Note Offer at 11:59 p.m. EDT on July 15, 2008.  Staples Acquisition has accepted for purchase all of the 2014 Notes and all of the 2015 Notes tendered pursuant to the Note Offer for a total purchase price of approximately $335.8 million, including accrued interest.

A press release regarding the Note Offer is attached hereto as Exhibit 99.1.

In addition, the post acceptance period related to Staples Acquisition’s offer to acquire the outstanding securities of Corporate Express (the “Offer”) ended on July 16, 2008.  In accordance with the terms of the Offer, payment for all the issued and outstanding ordinary shares, American depositary shares and depositary receipts for preference A shares in the share capital of Corporate Express and the two percent subordinated convertible bonds due 2010 that were validly tendered during the post acceptance period (or otherwise defectively tendered provided that such defect has been waived by Staples Acquisition) and validly delivered to the Dutch Settlement Agent during the post acceptance period is expected to take place on July 23, 2008.

Item 9.01.  Financial Statements and Exhibits

(d)                                      Exhibits

See Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STAPLES, INC.

Date: July 17, 2008	/s/ Kristin A. Campbell
By: Kristin A. Campbell Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated July 17, 2008.